Exhibit 99.1

Marine Products Corporation

Board of Directors Appoints

John F. Wilson as New Director

ATLANTA, April 26, 2022 – Marine Products Corporation (NYSE: MPX) today announced the appointment of John F. Wilson to the Board of Directors of the Company effective April 26, 2022.

Wilson is the Vice Chairman of Rollins, Inc. and has previously served as President and Chief Operating Officer of Rollins. Prior to that role he served as Vice President, and then President, of Orkin, LLC. In addition to his new role as a Marine Products Corporation director, he is currently a director at Rollins, Inc. and is concurrently joining the Board of RPC, Inc. He will bring extensive operational, management, and leadership experience to the Marine Products Corporation Board of Directors. Mr. Wilson will serve as a Class II director.

Richard A. Hubbell, President and Chief Executive Officer, stated “We are pleased to welcome John to our Board. He is an accomplished leader that will bring strategic insights to Marine Products Corporation.”

Marine Products Corporation (NYSE: MPX) is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, and SSi and SSX outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information contact:

BEN M. PALMER

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

JIM LANDERS

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com